Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-89576) of EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees of our report dated June 27, 2008 relating to the financial statements of EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees, which appears in this Form 11-K.

/s/ Greer & Walker, LLP
Charlotte, North Carolina
June 27, 2008